EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
EVP/Chief Financial Officer	Corporate Relations Manager
(603) 595-7000	(603) 594-8585 ext. 3346
PRESSTEK ACHIEVES RECORD EQUIPMENT AND DIGITAL REVENUE
-Solid fourth quarter operating earnings and net income-
-Strong market penetration of Presstek technology products-
Hudson, NH — February 16, 2006 — Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of high-tech digital imaging solutions for the graphic arts and laser imaging markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.
Fourth Quarter 2005 Consolidated Financial Highlights
•	Record total equipment revenue of $24.4 million, up $6.5 million, or 36%, from the third quarter of 2005;

•	Record digital equipment revenue of $18.6 million, up $4.4 million, or 31%, from the third quarter of 2005;

•	Record DI press equipment revenue of $10.6 million, up 63% from the third quarter of 2005;

•	Solid operating income of $3.3 million, up from $1.5 million in the third quarter of 2005;

•	Strong net income of $2.4 million, up from $0.8 million in the third quarter of 2005; and

•	Strong earnings per share of $0.07 per diluted share, up from $0.02 per diluted share in the third quarter of 2005.
Presstek President and Chief Executive Officer Edward J. Marino said, “We increased the market penetration of Presstek’s digital technology and improved the quality of our revenue by successfully executing on our focused strategies and tactics throughout 2005. We are delighted with the progress made in the fourth quarter of 2005, and expect to see continued improvement in all of these areas in 2006.”
Full Year 2005 Consolidated Financial Results
•	Record revenue of $274.1 million, up from $129.9 million in the prior year;

•	Solid earnings before interest, taxes, depreciation and amortization of $21.4 million, compared to $13.4 million in the prior year; and

•	Solid net income of $6.1 million, compared to $3.9 million last year.
“Presstek grew its base of digital technology substantially in 2005,” said Marino. “The growth can be seen clearly in the unit sales of our digital equipment. In 2004, we placed just over 300 digital units. In 2005, we placed well over 600 units, or about double the number of digital unit placements year-over-year. More importantly, however, the greatest growth came from the sales of our DI press units which grew by 75% from 2004 to 2005.”

Fourth Quarter 2005 Consolidated Financial Results
The company reported consolidated revenue of $69.3 million in the fourth quarter ended December 31, 2005, an increase of $4.6 million, or 7%, from the third quarter of 2005.
The company reported consolidated net income for the fourth quarter of 2005 of $2.4 million, or $0.07 per diluted share. This compares to consolidated net income for the third quarter of 2005 of $0.8 million, or $0.02 per diluted share, and a net loss of $2.2 million in the same quarter last year.
Chief Financial Officer Moosa E. Moosa said, “Integration synergies allowed us to maintain a gross margin of 30% in the fourth quarter even with the much higher mix of equipment sales which, historically, have a much lower margin percentage. They also contributed to the decline in operating expenses from $18.1 million in the third quarter to $17.6 million in the fourth quarter.”
Moosa said, “Overall, our operating expenses are down and moving in the right direction. We are, however, continuing to invest in other areas of our business.”
Commenting on the balance sheet, Moosa said, “Our net working capital was up by $6.5 million quarter-over-quarter, primarily due to the increase in equipment revenue during the quarter, as well as some overhang from our integration activities.”
Moosa continued, “We paid down $1.75 million of term debt during the fourth quarter, leaving debt at the end of the year at $35.5 million, down from $41.8 million at the beginning of the year. Total debt, net of cash, continued to go down despite the increased working capital deployed and the funding of our restructuring, consolidation and integration activities.”
On a consolidated basis, the company generated $6.2 million in earnings before interest, taxes, depreciation and amortization in the fourth quarter of 2005, up from $4.4 million in the previous quarter.
“Our balance sheet is stronger,” said Moosa, “as is our ability to generate cash. We have the financial resources to take advantage of future growth opportunities.”
The company’s Lasertel subsidiary reported record sales of $1.3 million to external customers in the fourth quarter of 2005, an increase of 30% from the $1.0 million in revenue recorded in the third quarter of 2005. The increase is due primarily to the sale of new products, including the new stacked-array product for Selex that was announced in the third quarter. Directionally, for 2006, the company is forecasting sales from external customers to increase.
Moosa continued, “Lasertel’s gross margins improved considerably during the quarter and operating expenses were down. During the quarter we extended the lives of certain depreciable equipment. Based on an analysis of our current use of machinery and equipment, we determined it was appropriate to extend the lives of these assets from five years to seven years. The change favorably impacted fourth quarter earnings by approximately $0.4 million on a pre-tax basis.”
Lasertel’s loss from operations for the fourth quarter of 2005 was $0.3 million, an improvement of 76% from the loss of $1.3 million in the prior quarter.

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External revenue at the company’s Precision operation was $3.5 million, up from $3.4 million in the previous quarter. Operating income, at $0.5 million, was up from the prior quarter.
The Year in Review
“2005 was a transformational year for our company,” said Marino. “The year was highlighted by several key accomplishments ranging from business integration synergies to the enhancement of our sales, service and distribution channels. We are larger, stronger and more balanced than ever before.”
Marino continued, “We began 2005 having only recently acquired the operations of ABDick. As the fourth quarter ended, we essentially completed the integration of our businesses.”
“Through the second half of 2005 our efforts were directed toward building traction in our new direct sales and service force and strengthening our channels in Europe,” said Marino. “These efforts were designed to increase the market penetration of Presstek technology products and improve the quality of our revenue.”
“In the third quarter of the year, we entered into several strategically important relationships. Among these were our agreements with Heidelberg naming Presstek’s Quickmaster DI consumable as their preferred plate, and our relationship with EFI to develop a set of enterprise solutions for commercial print and in-plant customers, as well as the franchise print market. We also began a relationship with Screen USA designed to expand the market for our consumable plate products to non-Presstek proprietary CTP systems.”
“We also made significant changes in the third quarter that, while challenging in the short term, have improved the growth opportunities for Presstek technology products. We realigned the distribution of our DI press products worldwide, giving our sales force the opportunity to sell our DI press product directly to a broader served market. The soundness of this decision is evident by the 63% increase in DI press revenue in the fourth quarter of this year, an accomplishment of which we are very proud.”
“The strength of our expanded European channel was demonstrated by a 12% growth in revenue at Presstek Europe in the second half of 2005. In 2006, our goal is to continue to increase our share of the European market.”
Looking Ahead
“Our main priorities in 2006 will be to increase the market penetration of Presstek’s technology, grow our share of customer, and improve productivity in all facets of our business,” said Marino.
Commenting on the company’s plans to further increase the penetration of Presstek technology, Marino said, “We are addressing both capacity and capability. Our North American sales and service force will continue to gain experience in advanced technology products and services. Furthermore, we intend to increase headcount in the sales, service and marketing areas to drive the market penetration of Presstek technology. We are preparing to expand our presence in Europe as well with an eye toward increasing our share of this market. Our initial efforts have been focused on the opening our new European business center in the London area which we announced yesterday. Heading into April of this year, we will begin our campaign at the United Kingdom’s IPEX trade show, which will be accompanied by product announcements and a strong marketing program.”

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Marino said, “As previously mentioned, productivity improvements are already underway in many areas of our business, and there are more opportunities to implement further process and productivity improvements in 2006. Our goal is to leverage these opportunities to their fullest, as well as use them to improve our customer-facing activities and to create a business that will be scalable as our company grows.”
Conference Call
Presstek’s fourth quarter and year-end conference call is scheduled to take place at 11:00 a.m. (Eastern) on Thursday, February 16, 2006. In the call the company intends to discuss fourth quarter and year-end 2005 earnings results and company positioning.
To participate in the call, dial (800) 299-6183, access code 79928155. To listen to a live web cast of the call, visit the Events Calendar in the Investor Relations section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on February 23, 2006. You may also listen to a telephone replay of the call from 1:00 p.m. on February 16, 2006 to 12:00 a.m. on February 23, 2006, by dialing (888) 286-8010, access code 36342770.
About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.
Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.
For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth and profitability; the expected organic and strategic growth; the expected expansion of its served markets; the continued accretive value of recent acquisitions, including the acquisition of the assets of The A.B.Dick Company; the expected effects and benefits of its new product introductions; expectations regarding the sale of products in general; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company’s products and resulting revenues; the ability of the company to meet its stated financial objectives, including its ability to manage recent acquisitions successfully; the ability to achieve the intended

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benefit of recently completed acquisitions, including the ability to successfully integrate the acquired companies; the ability of the company to maintain its financing; the company’s dependency on its strategic partners (both on manufacturing and distribution); the introduction of competitive products into the marketplace; shortages of critical or sole-source component supplies; the availability and quality of Lasertel’s laser diodes; manufacturing constraints or difficulties (as well as manufacturing difficulties experienced by our sub-manufacturing partners and their capacity constraints); the impact of general market factors in the print industry generally and the economy as a whole; and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.
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PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended
	December 31,	January 1,
	2005	2005
Revenue
Product	$57,595	$46,195
Service and parts	11,741	7,895

Total revenue	69,336	54,090

Cost of revenue
Product	40,048	33,825
Service and parts	8,348	5,730

Total cost of revenue	48,396	39,555

Gross profit	20,940	14,535

Operating expenses
Research and product development	1,590	1,874
Sales, marketing and customer support	10,384	7,367
General and administrative	4,917	6,172
Amortization of intangible assets	789	568
Restructuring and special charges (credits)	(35)	(96)

Total operating expenses	17,645	15,885

Income from operations	3,295	(1,350)
Interest and other income (expense), net	(160)	(638)

Income before income taxes	3,135	(1,988)
Provision for income taxes	692	200

Net income	$2,443	$(2,188)

Earnings per share

Basic	$0.07	$(0.06)

Diluted	$0.07	$(0.06)

Weighted average shares outstanding
Weighted average shares outstanding — basic	35,352	34,834
Dilutive effect of options	399	—

Weighed average shares outstanding — diluted	35,751	34,834

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Year ended
	December 31,	January 1,
	2005	2005
Revenue
Product	$225,619	$116,788
Service and parts	48,521	13,063

Total revenue	274,140	129,851

Cost of revenue
Product	159,282	78,252
Service and parts	32,862	9,135

Total cost of revenue	192,144	87,387

Gross profit	81,996	42,464

Operating expenses
Research and product development	7,335	6,460
Sales, marketing and customer support	40,396	17,675
General and administrative	21,187	12,471
Amortization of intangible assets	2,724	1,315
Restructuring and special charges (credits)	874	(392)

Total operating expenses	72,516	37,529

Income from operations	9,480	4,935
Interest and other income (expense), net	(2,220)	(870)

Income before income taxes	7,260	4,065
Provision for income taxes	1,174	200

Net income	$6,086	$3,865

Earnings per share

Basic	$0.17	$0.11

Diluted	$0.17	$0.11

Weighted average shares outstanding
Weighted average shares outstanding — basic	35,153	34,558
Dilutive effect of options	419	799

Weighed average shares outstanding — diluted	35,572	35,357

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	January 1,
	2005	2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,615	$8,739
Accounts receivable, net	44,088	38,946
Inventories	50,083	44,229
Other current assets	1,175	1,499

Total current assets	100,961	93,413

Property, plant and equipment, net	45,250	47,372
Goodwill	23,089	18,888
Other intangible assets, net	11,974	10,460
Other noncurrent assets	213	1,185

Total assets	$181,487	$171,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,000	$5,500
Line of credit	6,036	6,822
Accounts payable	21,199	13,394
Accrued expenses	17,540	16,180
Deferred revenue	8,579	10,520

Total current liabilities	60,354	52,416

Long-term debt, less current portion	22,500	29,500

Total liabilities	82,854	81,916

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	354	349
Additional paid-in capital	106,268	102,962
Accumulated other comprehensive income (loss)	(59)	107
Accumulated deficit	(7,930)	(14,016)

Total stockholders’ equity	98,633	89,402

Total liabilities and stockholders’ equity	$181,487	$171,318

PRESSTEK, INC.
USE OF NON-GAAP MEASURES
EBITDA (earnings before interest, taxes, depreciation, amortization and restructuring and special charges (credits)); Debt Net of Cash; and Working Capital, Excluding Short-Term Debt, are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek’s management believes that EBITDA provides meaningful supplemental information regarding Presstek’s current financial performance and prospects for the future. Presstek’s management believes that Debt Net of Cash provides meaningful information on Presstek’s debt relative to its cash position. In addition, Presstek’s management believes that Working Capital, Net of Short-Term Debt, provides meaningful supplemental information regarding Presstek’s ability to meet its current liability obligations. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek’s ongoing operations and liquidity, and when planning and forecasting future periods. These non-GAAP measures also facilitate management’s internal comparisons to Presstek’s historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included below:
PRESSTEK, INC.
RECONCILIATION OF EBITDA TO CONSOLIDATED NET INCOME
(in thousands)
(unaudited)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	December 31,	October 1,	December 31,	January 1,
	2005	2005	2005	2005
	(Q4 2005)	(Q3 2005)	(YTD 2005)	(YTD 2004)

Net income	$2,443	$823	$6,086	$3,865
Interest	580	528	2,329	605
Taxes	692	192	1,174	200
Depreciation and amortization	2,500	2,907	10,949	9,106
Restructuring and special charges (credits)	(35)	(73)	874	(392)

EBITDA	$6,180	$4,377	$21,412	$13,384

PRESSTEK, INC.
RECONCILIATION OF DEBT NET OF CASH TO TOTAL DEBT
(in thousands)
(unaudited)

	As of
	December 31,	January 1,
	2005	2005
	(Q4 2005)	(Q4 2004)

Calculation of total debt:
Current portion of long-term debt	$7,000	$5,500
Line of credit	6,036	6,822
Long-term debt, net of current portion	22,500	29,500

Total debt	35,536	41,822

Cash	5,615	8,739

	$29,921	$33,083

PRESSTEK, INC.
RECONCILIATION OF WORKING CAPITAL, EXCLUDING SHORT-TERM DEBT
(in thousands)
(unaudited)

	As of
	December 31,	October 1,	January 1,
	2005	2005	2005
	(Q4 2005)	(Q3 2005)	(Q4 2004)

Current assets	$100,961	$98,576	$93,413

Current liabilities, excluding short-term debt:
Current liabilities	60,354	58,449	52,416
Less short-term debt:
Current portion of long-term debt	(7,000)	(7,000)	(5,500)
Line of credit	(6,036)	—	(6,822)

Current liabilities, excluding short-term debt	47,318	51,449	40,094

Working capital, excluding short-term debt	$53,643	$47,127	$53,319